Exhibit 1A-15B

NEWCO OFFERING - VALUATION

Portfolio Summary

	Property	Purchase Price	50% Estimated Closing Costs	Total Acquisition Costs	Cost per Key	Debt - Existing	Equity Required
A	Hyatt Place Hotel	$60,850,000	$152,125	$61,002,125	$369,710	$30,400,000	$30,602,125
A	Hyatt Place – Retail SF	$13,000,000	$201,500	$13,201,500	$287	$7,600,000	$5,601,500
B	Scholar Hotel State College	$21,700,000	$54,250	$21,754,250	$302,142	$8,902,500	$12,851,750
C	Marriott Courtyard State College	$20,500,000	$51,250	$20,551,250	$263,478	$9,908,983	$10,642,267
C	Marriott Residence Inn State College	$16,100,000	$40,250	$16,140,250	$199,262	$13,504,000	$2,636,250
	TOTAL	$132,150,000	$499,375	$132,649,375		$70,315,483	$62,333,892
						Offering/Issuance Cost	$500,000
A	Hotel Appraisal - HVS -1/20/26. Retail Appraisal - Blair - 12/29/25; - Revised Debt - $28m - 80% Hotel/20% Retail					Total Equity Required	$62,833,892
B	Hotel Appraisal - HPI - 12/19/25					Dry Powder	$12,166,108
C	Marriott property values based on Mid Penn Bank Appraisals dated February 2, 2026					Target Equity Raise	$75,000,000

Transfer Tax
Hyatt Place - Hotel	Exempt
Hyatt Place - Retail	3.0% - split
Scholar Hotel State College	Exempt
Marriott Courtyard State College	Exempt
Marriott Residence Inn State College	Exempt